Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES MID-CONTINENT OPERATIONAL ACTIVITIES

Significant New Field Discovery on Central Kansas Uplift

License Completed for Calliope Pilot Project

DENVER, COLORADO, September 23, 2009 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in Central Kansas, Oklahoma and the Williston Basin, today provided an update on its Mid-Continent operational activities and for its Calliope Gas Recovery System.

Central Kansas

In Central Kansas, Credo owns a large acreage position on which it has an excellent drilling record and a significant new field discovery.

Credo currently owns 153,000 gross (75,000 net) acres located in Central Kansas (primarily on the Uplift) and is continuing to expand its acreage position.  The acreage consists of about 25 blocks in which the company owns interests ranging from 12.5% to 85%.  To date, 41 wells have been drilled on the acreage, of which 46% have been successfully completed as oil producers.  Well depths range from 3,500 to 4,000 feet and drilling costs are moderate.

The company recently discovered a significant Lansing-Kansas City oil field on its 85% owned Lanterman prospect in Barton County.  To date, four wells have been drilled, three of which were completed as producers.  A fifth well is currently drilling.  The field has produced 73,000 barrels of oil in about seven months.  Volumetric engineering analysis based on early production data indicates that the existing wells should produce approximately 500,000 barrels of oil during both primary and secondary waterflood recovery.

Approximately 100 miles to the north in Graham County, the company recently drilled the Worcester well on its 4,700 gross acre White Anticline Prospect.  The well was completed producing about 100 barrels of oil per day.  The Worcester is the fifth producing well drilled on the prospect and brings the drilling success rate for the prospect to 65%.  Credo owns a 12.5% interest in the prospect and up to a 47% interest in other prospects located in Graham County.  Seismic and drilling are currently underway to evaluate the potential of those prospects.

James T. Huffman, Chief Executive Officer commented, “Our drilling success in Central Kansas continues to be outstanding, and the play has already made a substantial contribution to our oil production and reserves.  The Kansas play is shallow and relatively inexpensive with short discovery to first production cycle times, making it an excellent complement to our deeper and longer cycle Bakken project.  We are actively expanding our acreage position and expect to drill two to three wells per month during the remainder of 2009.”

Oklahoma and Texas Panhandle

Credo owns approximately 75,000 gross acres along the northern portion of the Anadarko Basin of Northwest Oklahoma and the Texas Panhandle.  The company has historically conducted an active natural gas oriented drilling program in this core operating area targeting the Morrow, Oswego and Chester formations.  However, drilling for natural gas has been de-emphasized due to low natural gas prices, and the company is currently limiting natural gas drilling to wells required to protect its acreage and working interests.

The company has increased its focus on drilling for oil and on secondary oil recovery projects from waterfloods in southern Oklahoma.  Credo currently owns working interests in four Deese Sand waterflood units.  The most mature of these is the exceptionally successful S.E. Hewitt project which has produced 785,000 secondary barrels of oil to date, or approximately 1.75 times the primary recovery of 450,000 barrels.  The production rate has continued to increase to a current rate of approximately 300 barrels of oil per day with a water cut of only 27%.  Two additional wells are scheduled to be drilled in the next few months to further enhance the production rate.  Ultimate secondary recovery could exceed 1.2 million barrels of oil.  Credo owns a 17% working interest.

Credo also owns working interests in three other Deese Sand waterfloods located near S.E. Hewitt.  These are early stage oil projects that are expected to begin responding over the next 18 to 24 months.

Calliope Gas Recovery System

Credo recently entered into a Calliope license agreement with a mid-sized independent oil and gas producer to install Calliope on a pilot project.  In addition, the company is in late stage discussions with a large independent for a Calliope pilot project over a cross section of applications that will test its efficacy for a large population of wells.

The company’s patented Calliope Gas Recovery system continues to achieve impressive results over a wide range of applications.  Calliope’s low “all in” finding and operating costs, ranging from $1.00 to $1.50 per Mcf (thousand cubic feet), make it a particularly attractive investment opportunity in today’s low natural gas price environment.  By any measure, these costs are far below industry averages, which in some natural gas basins exceed $4.00 to $5.00 per Mcf.

Calliope has achieved compelling results on its non-R&D, go-forward applications.  For example, a group of 14 such wells were producing a total of only 88 Mcfd when Calliope was installed.  Those same 14 wells have now produced an incremental 4.7 Bcfe (billion cubic feet of gas equivalent) with Calliope, and they are still producing about 1.8 MMcfd (million cubic feet per day).  The 14 wells represented a substantial plugging liability before Calliope was installed.  However, Calliope added estimated proved producing reserves totaling between 11 and 14 Bcf, depending on product prices.  The wells are now worth tens of millions of dollars.

Management Comment

“We have successfully expanded both the breadth and volume of our drilling activities,” Huffman stated.  “We are very pleased with the early results of our transition to oil focused drilling.  For the third quarter 2009, oil provided 42% of Credo’s total production (expressed in equivalent units) compared to only 17% last year.  Importantly, due to the substantial price differential between oil and natural gas, oil accounted for more than 70% of the company’s revenues for the third quarter.

“Last week we announced drilling on the company’s first well in the North Dakota Bakken play.  Credo has made a significant commitment to that project because it is a major oil resource play that has already proven to contain enormous potential.  The company now has a deep inventory of oil focused acreage and drilling projects in Kansas, North Dakota and Oklahoma which we expect to contribute significant future oil production and reserves.

“For Calliope, our ultimate goal is to strike balanced agreements that suit the needs of Calliope users, and which maximize the economic potential of this proven, proprietary technology for the benefit of our shareholders.  We believe Calliope offers end users an increasingly competitive alternative for efficient, large-scale reserve additions, particularly in this environment of low natural gas prices and constrained capital markets.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

Credo Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.